                                                                   Exhibit 10.48
--------------------------------------------------------------------------------

                                   APPENDIX 1
                           To Participation Agreement
                   FlashVision/SanDisk Tranche Lease Financing

                         DEFINITIONS AND INTERPRETATION
--------------------------------------------------------------------------------

      A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

            (i) the singular number includes the plural number and vice versa;

            (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

            (iii) reference to any gender includes the other gender;

            (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents;

            (v) reference to any Applicable Laws means such Applicable Laws as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Laws means that provision of such Applicable Laws from time to time in effect and constituting the substantive amendment, modifications, codification, replacement or reenactment of such section or other provision;

            (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

            (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

      CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                                  Appendix 1-1

            (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

            (ix) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

      B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

      C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

      D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation that any ambiguity in the Operative Documents is to be construed or interpreted against the drafting party shall not apply to any construction or interpretation hereof or thereof.

      E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

      "ABN AMRO" means ABN AMRO Bank N.V.

      "Accepted" means, with respect to any Item of Equipment, that Lessee has inspected and tested such Item of Equipment after the date such Item of Equipment was delivered and Installed at the Facility and that Lessee has accepted such Item of Equipment from the manufacturer or vendor thereof.

      "Acquisition Agreement" shall mean, with respect to any Equipment, the purchase agreement or purchase order with the manufacturer or vendor of such Equipment pursuant to which Lessee has agreed to purchase such Equipment.

      "Additional Costs" means amounts payable to any Participant pursuant to
Article XIII or Article XV of the Participation Agreement.

      "Advance" means an advance by Lessor to Lessee pursuant to Article III of the Participation Agreement.

      "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether


                                  Appendix 1-2
through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Affiliate Sublease" is defined in Section 5.2 of the Lease.

      "After Tax Basis" means, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all Taxes (including any Taxes otherwise excluded by the definition of "Impositions", and assuming for this purpose that the recipient of such payment is subject to taxation at the highest marginal Federal rate generally applicable to Persons of the same type as the recipient and the highest marginal state and local rates generally applicable to Persons of the same type as the recipient in the jurisdiction in which such recipient has its principal place of business) required to be paid by the recipient (less any tax savings realized as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

      "Agent" means ABN AMRO or any successor pursuant to the terms of the Operative Documents when acting in its capacity as agent for the Participants.

      "Aggregate Commitment Amount" means Two Hundred and Fifteen Million Dollars ($215,000,000).

      "Aggregate Purchase Price" means, at any time, (a) with respect to any Lease Supplement, the sum of the Purchase Prices for all related Lease Supplement Equipment, and (b) with respect to all Equipment, the sum of the Purchase Prices for all Equipment subject to the Lease at such time.

      "Allocation Fraction" means, with respect to any Item of Equipment, a fraction, the numerator of which is the Purchase Price of such Item of Equipment and the denominator of which is the Aggregate Purchase Price of all Equipment then subject to the applicable Lease Supplement, including such Item of Equipment.

      "Annual Appraisal" means an update (which update shall be a desktop appraisal) of the Initial Appraisal from an Appraiser received pursuant to the terms of the Lease on each annual anniversary of the Document Closing Date, setting forth as of such annual anniversary the Fair Market Value of each Item of Equipment then subject to the Lease, in form and substance reasonably satisfactory to Agent and the Required Participants and using appraisal methods consistent with the methods used in the Initial Appraisal. Each such appraisal shall be prepared at the sole cost and expense of Lessee.

      "Applicable Laws" at any time means all then existing applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, Permits, certificates, orders and licenses of and interpretations by any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment and those pertaining to the construction, installation or use of the Equipment.


                                  Appendix 1-3

      "Applicable Lending Office" means, for each Participant, the office of such Participant set forth as the Applicable Lending Office for such Participant on Schedule II to the Participation Agreement, or such other office of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to Agent and Lessee by written notice as the office from which its Participation Interests are made available and maintained.

      "Applicable Margin" means with respect to the Participation Interests purchased by the Participants while interest or yield is accruing thereon by reference to the LIBO Rate, the respective margin percentage that shall be subject to adjustment (upwards or downwards, as appropriate) based on the existence of the applicable Level I, II, III, IV or V as at the end of any fiscal quarter as set forth below. The Leverage Ratio of the Guarantor shall be determined from the then most recent quarterly or annual financial statements and the Compliance Certificate in respect thereof delivered by the Guarantor pursuant to the Guarantee. The adjustment, if any, to the Applicable Margin shall be effective commencing on the third Business Day after the delivery of such financial statements and Compliance Certificate. If the Guarantor shall at any time fail to timely furnish to the Participants the financial statements and Compliance Certificate required to be delivered pursuant to the Guarantee, then, during the period commencing on the date such financial statements and Compliance Certificate were required to be delivered pursuant to the Guarantee until the date on which such financial statements and Compliance Certificate are delivered by the Guarantor (but only during such period), Level V shall be deemed to exist and no retroactive adjustments shall be made for such period. Notwithstanding the foregoing, during the period from the Document Closing Date through the date which is three Business Days after the date on which the Guarantor delivers the first quarterly or annual financial statements and Compliance Certificate pursuant to the Guarantee for the period ended June 30, 2001, Level IV shall be deemed to exist.

  ---------------------------------------------------------------------------
                           Applicable Margin Table
  ---------------------------------------------------------------------------
                             Applicable Margin for    Applicable Margin for
                            Tranche A and Tranche B         Tranche C
           Level                    Advances                 Advances
  ---------------------------------------------------------------------------
          Level V                     [*]                     [*]
  ---------------------------------------------------------------------------
          Level IV                    [*]                     [*]
  ---------------------------------------------------------------------------
          Level III                   [*]                     [*]
  ---------------------------------------------------------------------------
          Level II                    [*]                     [*]
  ---------------------------------------------------------------------------
          Level I                     [*]                     [*]
  ---------------------------------------------------------------------------

      "Appraisal" means any of the Initial Appraisal, any Annual Appraisal, any Supplemental Appraisal or any Lease Term Appraisal.

      "Appraiser" means American Appraisal Associates or such other independent qualified Person as may be selected by Agent and reasonably satisfactory to Lessee.

      "Arrangement Fee" means the arrangement fee described in the Fee Letter.

[*] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
    FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  Appendix 1-4

      "Arranger" means ABN AMRO in its capacity as arranger of the lease facility provided under the Operative Documents.

      "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit F to the Participation Agreement.

      "Available Commitment" means as to any Participant at any time an amount equal to the excess, if any, of (A) the amount of such Participant's Commitment, over (B) the aggregate amount of its Participation Interest in all Advances then outstanding.

      "Bank" means ABN AMRO in its individual capacity.

      "Bankruptcy Code" means Title 11 of United States Code entitled "Bankruptcy," as now or hereafter in effect.

      "Base Term" means, with respect to any Lease Supplement, the period beginning on the applicable Lease Supplement Closing Date and ending on the first anniversary of such Lease Supplement Closing Date.

      "Basic Rent" means, with respect to any Lease Supplement, all installments of Fixed Rent and Variable Rent in respect of the relevant Lease Supplement Balance due and payable by Lessee on each Payment Date during the Base Term or Renewal Term, if any, applicable thereto.

      "Bill of Sale" means a bill of sale substantially in the form of Exhibit C to the Participation Agreement to be delivered to Lessor pursuant to the Participation Agreement.

      "Break Costs" means an amount equal to the amount, if any, required to compensate any Participant for any losses (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by any Participant to fund its obligations under the Operative Documents) it may reasonably incur as a result of (x) Lessee's payment of any Basic Rent other than on a Payment Date therefor, (y) any Advance not being made on the date specified therefor in the applicable Lease Supplement Closing Date Notice (other than as a result of a breach by such Participant of its obligation under Section 3.1 of the Participation Agreement to fund its Participation Interest in such Advance) as set forth in Section 3.4 of the Participation Agreement, or (z) any conversion of the LIBO Rate other than pursuant to and in accordance with the Operative Documents. A statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by any Participant to Agent and by Agent to Lessee, shall be presumed correct absent demonstrable error.

      "Business Day" means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York, Chicago, Illinois, Manassas, Virginia or Sunnyvale, California are generally authorized or obligated, by law or executive order, to close and (ii) relative to any determination of the LIBO Rate, any day which is a Business Day under clause (i) and is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.


                                  Appendix 1-5

      "Capital Asset" shall mean with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capitalized Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person's balance sheet.

      "Capital Expenditures" means with respect to any Person and its Subsidiaries on a consolidated basis, all expenses accrued for the acquisition of Capital Assets which, in accordance with GAAP, would be classified as capital expenditures (including all Capitalized Lease Obligations).

      "Capitalized Lease" means with respect to any Person and its Subsidiaries on a consolidated basis, any lease of property, real, personal or mixed, the obligations under which are capitalized on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

      "Capitalized Lease Obligations" means with respect to any Person and its Subsidiaries on a consolidated basis, the capitalized amount of monetary obligations of such Person and its Subsidiaries to pay rent or other amounts under or in respect of Capitalized Leases.

      "Cash Equivalents" means, as at any date of determination:

      (a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

      (b) Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Participant, provided that (A) such deposits are denominated in Dollars, (B) such bank or trust company has capital, surplus and undivided profits of not less than $1,000,000,000 and (C) such bank or trust company has certificates of deposit or other debt obligations that were rated, as of the date such Cash Equivalents were acquired, at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody's;

      (c) Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper was rated, as of the date such Cash Equivalents were acquired, at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody's; and

      (d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Participant, provided that
            (A) such bank or trust company has capital, surplus and undivided profits of not less than $1,000,000,000, (B) such bank or trust company has certificates of deposit or other debt obligations that were rated, as of the date such Cash Equivalents were acquired, at least A-1 (or its equivalent) by


                                  Appendix 1-6

            S&P or P-1 (or its equivalent) by Moody's, (C) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or
            (c) above and (D) such security or instrument so securing the repurchase obligations has fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations.

      "Casualty" is defined in Section 6.1 of the Lease.

      "Casualty Amount" means, with respect to any Item of Equipment as of any date specified for payment thereof, an amount equal to the greater of (a) the Purchase Price for such Item of Equipment and (b) the product obtained by multiplying (i) the outstanding Lease Supplement Balance for the Lease Supplement to which such Equipment is subject plus all Variable Rent accrued and unpaid on such Lease Supplement Balance by (ii) the Allocation Fraction of such Item of Equipment.

      "Casualty Notice" is defined in Section 6.1 of the Lease.

      "Casualty Recoveries" is defined in Section 6.1 of the Lease.

      "Casualty Settlement Date" is defined in Section 6.1(a) of the Lease.

      "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.ss.9601 et seq., as amended.

      "Change in Control" shall mean a change in control of Guarantor of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as
(i) any "person" including a "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) (x) is or has become the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of [*] or more of the combined voting power of the outstanding securities of Guarantor ordinarily having the right to vote at the election of directors, (y) acquires all or substantially all of the assets of Guarantor, or (ii) individuals who constituted the Board of Directors of Guarantor on the Document Closing Date (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof; provided further that any person becoming a director subsequent to the Document Closing Date whose election, or nomination for election by Guarantor's shareholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Guarantor in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board.

      "Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever.

[*] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
    FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2 CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                                  Appendix 1-7

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

      "Collateral" means each of the following:

            (i) the Equipment (including all Parts thereof, accessions thereto and replacements (including any Replacement Equipment) and substitutions therefor);

            (ii) the Sublease and any Affiliate Sublease;

            (iii) all Related Property to the extent assignable;

            (iv) all products, accessions, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (i), (ii) and (iii) above and, to the extent not otherwise included, all payments under insurance (whether or not Agent or Lessor is the loss payee thereof, or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral).

      "Collateral Assignment" means (i) a Collateral Assignment of Sublease (FlashVision/SanDisk Tranche) to be entered into on or prior to the initial Lease Supplement Closing Date, executed by Lessee and acknowledged by DSC, and
(ii) if any Affiliate Sublease is entered into by Lessee, a Collateral Assignment of Sublease (FlashVision/SanDisk Tranche) in the form of the Collateral Assignment of Sublease (FlashVision/SanDisk Tranche) entered into on or prior to the initial Lease Supplement Closing Date, executed by Lessee and acknowledged by the applicable Affiliate Sublessee but with such changes as are necessary to reflect the different parties and the different terms of the sublease.

      "Commitment" means (i) as to any Participant, the obligation of such Participant to purchase a Participation Interest in Advances to be made by Lessor under the Participation Agreement, in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Participant's name on Schedule I to the Participation Agreement, and (ii) as to Lessor, the obligation of Lessor to make Advances from amounts received from the Participants pursuant to the purchase of Participation Interests under the Participation Agreement.

      "Commitment Fee Payment Date" means each quarterly Payment Date in respect of Fixed Rent occurring during the Installation Period and the last day of the Installation Period.

      "Commitment Fee Rate" means with respect to the Available Commitment of each Participant, the per annum percentage that shall be subject to adjustment (upwards or downwards, as appropriate) based on the existence of the applicable Level I, II, III, IV or V as at the end of any fiscal quarter as set forth below. The Leverage Ratio of the Guarantor shall be determined from the then most recent quarterly or annual financial statements and the Compliance Certificate in respect thereof delivered by the Guarantor pursuant to the Guarantee. The adjustment, if any, to the Commitment Fee Rate shall be effective commencing on the third Business Day after the delivery of such financial statements and Compliance Certificate. If the Guarantor shall at any time fail to timely furnish to the Participants the financial statements and


                                  Appendix 1-8

Compliance Certificate required to be delivered pursuant to the Guarantee, then, during the period commencing on the date such financial statements and Compliance Certificate were required to be delivered pursuant to the Guarantee until the date on which such financial statements and Compliance Certificate are delivered by the Guarantor (but only during such period), Level V shall be deemed to exist and no retroactive adjustments shall be made for such period. Notwithstanding the foregoing, during the period from the Document Closing Date through the date which is three Business Days after the date on which the Guarantor delivers the first quarterly or annual financial statements and Compliance Certificate pursuant to the Guarantee for the period ended June 30, 2001, Level IV shall be deemed to exist.

                                       [*]

      "Commitment Fees" is defined in Section 4.1 of the Participation
Agreement.

      "Commitment Percentage" means, as to any Participant, such Participant's Tranche A Participation Interest Commitment Percentage, Tranche B Participation Interest Commitment Percentage or Tranche C Equity Interest Commitment Percentage, as the case may be (or, at any time after the Commitments of the Participants shall have expired or terminated, the percentage which the aggregate amount of such Participant's purchases of Participation Interests then outstanding constitutes of the aggregate amount of the purchases of Participation Interests then outstanding).

      "Compliance Certificate" means a certificate of a Responsible Officer of Guarantor delivered pursuant to Section 10(a)(iv)(A) or 10(a)(iv)(B) of the Guarantee.

      "Consolidated Total Debt" means with respect to Guarantor and its Subsidiaries on a consolidated basis as of any date of determination, the outstanding principal balance of all Indebtedness of such Persons, including all Guaranty Obligations (including those of Guarantor in respect of the Obligations of Lessee under the Operative Documents).

      "Debt Service Coverage Ratio" means, as of any date of determination, the ratio of (a)Lessee EBITDAR for the Fiscal Quarter ending on such date to (b) the sum of all Interest Expense of Lessee and its Subsidiaries plus all rental expense of Lessee and its Subsidiaries on a consolidated basis for such period.

      "Debt to Equity Ratio" means, as of any date of determination, the ratio of (a) Indebtedness of Lessee and its Subsidiaries on a consolidated basis as of such date, to (b) Members' original capital in Lessee plus retained earnings less distributions made to Members in respect of capital as of such date.

      "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

      "Defaulted Amount" is defined in Section 3.4(a) of the Participation Agreement.

      "Defaulting Participant" is defined in Section 3.4(a) of the Participation Agreement.

[*] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
    FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                                  Appendix 1-9

      "Document Closing Date" is defined in Section 2 of the Participation Agreement.

      "Dollars" and "$" mean dollars in lawful currency of the United States of America.

      "DSC" means Dominion Semiconductor Company, L.L.C., a Virginia limited liability company and a wholly-owned Subsidiary of Toshiba.

      "DSC Foundry Agreement" means the Foundry Agreement to be entered into between DSC and Lessee and referred to in Section 8.1(w) of the Participation Agreement.

      "DSC Services Agreement" means the Services Agreement dated as of April 1, 2000 between Lessee and DSC.

      "Early Termination Option" is defined in Section 10.1 of the Lease.

      "Eligible Institution" means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; (v) any Participant; or (vi) in the case of an assignment or transfer by Bank Leumi USA of the Participation Interests held by it, the ultimate parent of such Participant; provided, however, that (A) any such Person described in clause (i), (ii), (iii), (iv) or
(vi) above or a parent entity of any such Person shall also have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii), (iv) or
(vi) above shall, on the date on which it is to become a Participant hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes.

      "Employee Benefit Plan" means any "employee benefit plan" as defined in
Section 3(3) of ERISA which is or was maintained or contributed to by Lessee or any of its ERISA Affiliates.

      "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Substance or any actual or alleged Hazardous Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

      "Environmental Indemnity Agreement" means the Environmental Indemnity Agreement dated as of May 9, 2000 between Guarantor, Toshiba and DSC.


                                 Appendix 1-10

      "Environmental Law" at any time, means any applicable Federal, state, county or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, covenant, criteria having the effect of law, guideline having the effect of law, administrative or court order, judgment, decree, injunction, code or requirement or any agreement with a Governmental Authority theretofore enacted or promulgated:

            (x) relating to pollution (or the cleanup, removal, remediation or encapsulation thereof, or any other response thereto), or the regulation or protection of human health, safety or the environment, including air, water, vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

            (y) concerning exposure to, or the use, manufacture, containment, storage, recycling, treatment, generation, discharge, emission, Release or threatened Release, transportation, processing, handling, labeling, containment, production, distribution, disposal or remediation of, any Hazardous Substance or Hazardous Activity,

in each case as amended and as then in effect, and any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or to property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. At any time, Environmental Laws include, but are not limited to, CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq.; the Clean Air Act, 42 U.S.C. ss.ss.7401 et seq.; the National Environmental Policy Act, 42 U.S.C. ss.4321; the Refuse Act, 33 U.S.C. ss.ss.401 et seq.; the Hazardous Materials Transportation Act of 197S, 49 U.S.C. ss.ss.1801-1812; the Toxic Substances Control Act, 15 U.S.C. ss.ss.2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss.136 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., each as amended and as then in effect, and their state and local counterparts or equivalents, including any regulations promulgated thereunder.

      "Equipment" means collectively all Items of Equipment.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.

      "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Lessee shall continue to be considered an ERISA Affiliate of Lessee within the meaning of this definition with respect to the


                                 Appendix 1-11
period such entity was an ERISA Affiliate of Lessee and with respect to liabilities arising after such period for which Lessee could be liable under the Code or ERISA.

      "ERISA Event" means (i) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Lessee or any of its ERISA Affiliates in connection with any Employee Benefit Plan which is reasonably likely to have a Material Adverse Effect; or
(ii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code.

      "Escrow Account" is defined in Section 3.1(c) of the Participation Agreement.

      "Event of Default" is defined in Section 8.1 of the Lease.

      "Excepted Payments" means

            (a) all indemnity payments (including indemnity payments made pursuant to Section 12 of the Participation Agreement) to which Lessor, or any of its Affiliates, agents, officers, directors or employees is entitled;

            (b) any amounts (other than Basic Rent, any Renewal Payment or amounts payable by Lessee pursuant to Section 6.1 or Articles VIII or X of the Lease) payable under any Operative Document to reimburse Lessor or any of its respective Affiliates (including the reasonable expenses of Lessor incurred in connection with any such payment) for performing or complying with any of the obligations of Lessee under and as permitted by any Operative Document, except to the extent that one or more Participants have indemnified Lessor with respect thereto pursuant to the Participation Agreement;

            (c) any amount payable to Lessor by any Participant or transferee permitted under the Operative Documents of the interest of Lessor as the purchase price of such purchasing Participant's Participation Interest;

            (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) to which Lessor is entitled under liability policies other than such proceeds or payments payable to Agent;

            (e) any insurance proceeds under policies maintained by Lessor, excluding insurance proceeds under policies required to be maintained by Lessee under the Lease;

            (f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of Lessor; and

            (g) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (f) above.


                                 Appendix 1-12

      "Expiration Date" means with respect to any Lease Supplement the last day of the Base Term applicable thereto or, if a Renewal Term has been granted with respect thereto, the last day of the then current Renewal Term applicable thereto.

      "Facility" means the "Module II" facility of DSC located at Manassas, Virginia.

      "Fair Market Value" means, with respect to any Item of Equipment as of any date, the price at which a purchaser would purchase such Item of Equipment in an arm's-length transaction between a willing buyer and a willing seller none of which is affiliated with Lessee, Guarantor, Agent or any Participant, and neither of them being under any compulsion to buy or sell. In making any determination of Fair Market Value, the Appraiser may assume such Item of Equipment has been maintained in accordance with the requirements of the Lease and that such Item of Equipment is in the condition in which it is required to be under the Lease as of the date for which such determination is made (unless such Fair Market Value is being determined for purposes of Section 12.2 of the Participation Agreement or a Lease Term Appraisal, in which case the foregoing assumptions shall not be made and the Appraiser shall determine the Fair Market Value based on the actual condition of such Item of Equipment).

      "Federal Funds Effective Rate" means for any day the greater of (i) average of the rates per annum as determined by ABN AMRO at which overnight Federal funds are offered to ABN AMRO for such day by major banks in the interbank market, and (ii) if ABN AMRO is borrowing overnight funds from a Federal Reserve Bank on that day, the rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Effective Rate by ABN AMRO shall be conclusive and binding on Lessee except in the case of manifest errors.

      "Fee Letter" means the commitment and fee letter, dated December 5, 2000, between Lessee and ABN AMRO.

      "Fees" is defined in Section 4.1 of the Participation Agreement.

      "Final Expiration Date" means the last Expiration Date to occur with respect to all of the Lease Supplements.

      "Fiscal Quarter" means any reported quarter of a Fiscal Year.

      "Fiscal Year" means any period of twelve consecutive calendar months ending on March 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2000 Fiscal Year") refer to the Fiscal Year ending on March 31st of such calendar year.

      "Fixed Charges" means, for any period for which a determination is made pursuant to the applicable terms of the Participation Agreement, the sum, without duplication, determined in respect of Lessee and its Subsidiaries on a consolidated basis, of (a) Interest Expense of Lessee and its Subsidiaries for such period plus (b) current maturities of long term Funded Indebtedness of Lessee and its Subsidiaries plus current maturities of long term Funded Indebtedness of any other Person to the extent Lessee or any of its Subsidiaries is liable in respect of any Guaranty Obligations of such Funded Indebtedness of such other Person, plus (c) all rental expenses of Lessee and its Subsidiaries for such period, plus (d) Capital Expenditures of Lessee and its


                                 Appendix 1-13

Subsidiaries during such period, plus (e) Restricted Payments, as described in clause (i) of the definition of such term, made by Lessee and its Subsidiaries (other than to Lessee) during such period.

      "Fixed Charge Coverage Ratio" means for any period for which a determination is made pursuant to the applicable terms of the Participation Agreement, with respect to Lessee and its Subsidiaries on a consolidated basis, the ratio of (a) Lessee EBITDAR for such period to (b) Fixed Charges for such period.

      "Fixed Rent" shall mean, for each Lease Supplement and each Payment Date therefor, that portion of the installment of Basic Rent payable on such Payment Date representing amortization of the relevant Lease Supplement Balance, all as set forth on Schedule A to the Lease, as amended from time to time pursuant to
Section 4.1(a) of the Lease.

      "FlashVision/Toshiba Tranche Operative Documents" means the Participation Agreement (FlashVision/Toshiba Tranche) dated as of December 27, 2000 among FlashVision, L.L.C., as lessee, ABN AMRO, as agent, lessor and a participant, the Conduit Group Agents and the other "Participants" from time to time party thereto, the Guarantee of even date therewith executed by Toshiba, as guarantor, and the other "Operative Documents" as defined in Appendix 1 to such Participation Agreement.

      "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

      "Funded Indebtedness" of any Person means, without duplication:

            (a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

            (b) All non-contingent obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), other than trade payables incurred by such Person in the ordinary course of its business on ordinary terms and overdue;

            (c) All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property), including the interest and yield components of rent under Synthetic Leases and, without duplication, the principal balance of Synthetic Leases;

            (d) All obligations of such Person as lessee under or with respect to Capitalized Lease Obligations; and

            (e) any Guaranty Obligations of such Person in respect of obligations described in clauses (a) through (d) above of another Person.


                                 Appendix 1-14

      "Fund," "Funded" or "Funding" means each funding by a Participant of its Participation Interest in any Advance as described in Article III of the Participation Agreement.

      "GAAP" means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time.

      "GAAS" means United States generally accepted auditing standards as in effect from time to time.

      "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include, without limitation, all environmental and operating permits and licenses that are required by Applicable Laws or any Governmental Authority for the use and operation of the Equipment as contemplated by the Lease.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Grossed-Up Basis" is defined in Section 12.4(d) of the Participation Agreement.

      "Guarantee" means that certain Guarantee dated as of December 27, 2000 executed and delivered by the Guarantor in favor of the Agent, Lessor and the Participants.

      "Guarantee Event of Default" is defined in Section 11.1 of the Guarantee.

      "Guarantor" means SanDisk Corporation, a Delaware corporation.

      "Guarantor EBITDAR" means, with respect to Guarantor and its Subsidiaries on a consolidated basis for any period for which a determination is made pursuant to the Operative Documents, the sum of the following:

            (a) The net income of Guarantor and its Subsidiaries for such period;

                                      plus

            (b) The sum (to the extent deducted in calculating net income in clause (a) above) of (i) all Interest Expenses (net of all interest income of Guarantor and its Subsidiaries during such period), (ii) all depreciation and amortization expenses, (iii) all rental expenses, and
      (iv) all tax expense based on or measured by income.

      "Guaranty Obligation" means, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation, including a Synthetic Lease (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting


                                 Appendix 1-15
direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

      "Hazardous Activity" means any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Substance into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Substance; or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

      "Hazardous Substance" or "Hazardous Material" means any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by-products and other hydrocarbons and is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States or any political subdivision of the foregoing and also including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs") and radon gas.

      "Highest Lawful Rate" is defined in Section 4.3(b) of the Participation Agreement.

      "Holdback Amount" is defined in Section 3.1(c) of the Participation Agreement.

      "Impositions" means, except to the extent described in the following sentence, any and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever ("Taxes") (including (i) personal property or ad valorem taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on any Equipment or any Part thereof); and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) any Indemnitee, any Equipment or any Part thereof or interest therein, or Lessee or any sublessee or user of any Equipment; (b) the leasing, financing, refinancing, demolition, construction, installation, substitution, subleasing, acquisition, acceptance, inspection, assignment, control, condition, servicing, maintenance, repair, ownership, possession,


                                 Appendix 1-16
sale, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of any Equipment or any Part thereof or interest therein; (c) the Participation Interests or other indebtedness with respect to any Equipment or any Part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from any Equipment or any Part thereof or interest therein; (e) the Operative Documents, the performance thereof or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to any Equipment or any Part thereof or interest therein upon the sale or disposition thereof;
(g) any contract relating to the manufacture, acquisition or delivery of any Equipment or any Part thereof or interest therein; or (h) otherwise in connection with the Overall Transaction or the enforcement thereof.

      Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term "Imposition" shall not mean or include:

            (i) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes) that are imposed by any Governmental Authority and that are based upon or measured by net income (including any taxes based on capital gains and minimum taxes); provided that this clause (i) shall not limit or expand Lessee's obligations under Sections 12.4(e) or 13.3 of the Participation Agreement;

            (ii) any Tax or imposition to the extent, but only to such extent, that it relates to any act, event or omission that first occurs, or relates to a period, after the termination of the Lease, return of the Equipment as required under the Lease and payment in full of all amounts due under the Lease (but not any Tax or imposition that relates to any period prior to such termination, return and payment in full with respect to the Equipment to which such Tax or Imposition relates);

            (iii) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 12.4(b) of the Participation Agreement, provided that the foregoing shall not limit Lessee's obligation under Section 12.4(b) of the Participation Agreement to advance to such Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 12.4(b) of the Participation Agreement or any expenses incurred by such Indemnitee in connection with such contest;

            (iv) any Taxes imposed against or payable by an Indemnitee resulting from, or that would not have been imposed but for, the actual (as opposed to imputed) gross negligence or actual (as opposed to imputed) willful misconduct of such Indemnitee;

            (v) any Taxes imposed upon an Indemnitee with respect to any voluntary transfer, sale, finance or other voluntary disposition of any interest in the Equipment or any part thereof or interest therein, or any interest or obligation under the Operative Documents or any Participation Interest, or from any sale, assignment, transfer or other disposition of any interest in an Indemnitee (other than any transfer in connection with (1) the exercise by the Lessee of an termination option or Purchase Option with respect to


                                 Appendix 1-17
      the Equipment, (2) the exercise by Lessee of the Sale Option, (3) an Event of Default or (4) a Casualty or Condemnation affecting the Equipment);

            (vi) Taxes imposed on or payable by an Indemnitee to the extent such Taxes would not have been imposed but for a breach by the Indemnitee or an Affiliate thereof of any representations, warranties or covenants in the Operative Documents (unless such breach is caused by Lessee's breach of any of its representations, warranties or covenants in the Operative Documents);

            (vii) Taxes to the extent resulting from an Indemnitee's failure to comply with the provisions of Section 12.4(b) of the Participation Agreement, which failure materially adversely affects the ability of Lessee to contest such Taxes (unless such failure is caused by Lessee's breach of any of its representations, warranties, or covenants in the Operative Documents; or

            (viii) any Taxes imposed on an Indemnitee as a result of the failure of such Indemnitee to file any return or report timely and in the form prescribed by law or to pay any Tax (unless such failure is caused by Lessee's breach of any of its representations, warranties or covenants in the Operative Documents).

Notwithstanding the foregoing, the exclusions from the definition of Impositions set forth in clauses (i), (ii) and (viii) above shall not apply (but the other exclusions shall apply) to any Taxes or increase in Taxes (net of any corresponding decrease in Taxes realized by an Indemnitee) imposed by a taxing authority of a State in which the Equipment is located on an Indemnitee, to the extent such increase or imposition would not have occurred if on each Lease Supplement Closing Date the Participants had advanced funds to Lessee in the form of a loan secured by the Equipment in an amount equal to the amounts funded on such Lease Supplement Closing Date, with debt service for such loan equal to the Basic Rent payable and a principal balance on the maturity of such loan in an amount equal to the then outstanding amount of the Lease Supplement Balance at the end of the Lease Term with respect to such Equipment.

      "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price (or a portion thereof) of property or services, including obligations under Synthetic Leases (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capitalized Lease Obligations of such Person and all obligations of such Person under any other lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) payment obligations under any interest rate protection agreements (including without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements, and (vii) any indebtedness of any other Person of the character referred to in clauses (i) through (vi) with respect to which such Person has become


                                 Appendix 1-18
liable by way of any guarantee, similar contingent obligation or other arrangement which has the effect of assuring payment.

      "Indemnitee" means each Participant, Agent (in its individual capacity and as agent), Lessor (in its individual capacity and as lessor), any additional, separate or co-agent appointed in accordance with the terms of the Participation Agreement, and the respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, Sub-Participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Guarantor, Lessee or any of their respective Affiliates be an Indemnitee.

      "Initial Appraisal" means the appraisal of all of the Equipment delivered pursuant to Appendix 2 to the Participation Agreement on the Document Closing Date, setting forth the Fair Market Value of each Item of Equipment which as of the initial Lease Supplement Closing Date or any subsequent Lease Supplement Closing Date is to become subject to the Lease, in form and substance, and using appraisal methods, reasonably satisfactory to Agent and the Required Participants. Such appraisal shall be prepared at the sole cost and expense of Lessee.

      "Installation Expenses" means all fees, costs and expenses incurred or payable by Lessee with respect to the Installation of any Equipment.

      "Installation Period" means the period commencing on the Document Closing Date and ending on the earliest of (i) the eighteenth (18th) monthly anniversary of the Document Closing Date, (ii) the termination of the Lease as to all Lease Supplements pursuant to Section 10.1(a) of the Lease, (iii) the date Lessee gives notice or is deemed to have given notice of its election of the Purchase Option or Sale Option pursuant to Section 11.1(b) or 11.1(c) of the Lease, to the extent such notice relates to all of the Equipment then subject to the Lease, or (iv) upon the occurrence of an Event of Default as described in
Section 8.1(e) of the Lease or upon notice by Agent, at the direction of the Required Participants, following the occurrence of any other Event of Default, that the Commitments are terminated.

      "Installed" means, with respect to any Equipment, that such Equipment has been installed at the Facility and is fully operational and fit for its intended purposes, and "Installation" shall refer to the process of causing any such Equipment to be so Installed.

      "Insurance Requirements" means all terms and conditions of any insurance policy required by the Lease to be maintained by Lessee and all requirements of the issuer of such policy with respect to such policy.

      "Interest Expense" means, with respect to any Person (and its Subsidiaries) on a consolidated basis for any period, the sum determined on a consolidated basis in accordance with GAAP, of (a) all interest accruing on the Indebtedness of such Person during such period (including, without limitation, interest attributable to Capitalized Lease Obligations) plus (b) all fees in respect of outstanding letters of credit payable by such Person and accruing during such period.

      "Interest Period" means (a) with respect to any interest or yield in respect of any portion of the Participation Interests determined by reference to the Prime Rate, all or any portion of the


                                 Appendix 1-19
period from and including a Payment Date (or, in the case of the initial Interest Period in respect thereof, from and including the date on which such Participation Interests were Funded at such rate or were converted into a Funding of such Type, in either case in accordance with the Operative Documents) in respect of such portion of Variable Rent representing such interest or yield, to but excluding the next succeeding Payment Date in respect of such portion of Variable Rent during which such interest or yield is determined by reference to such rate, or (b) with respect to any interest or yield on any portion of any Participation Interests determined by reference to the LIBO Rate, the LIBO Rate Period therefor then in effect as of the determination date.

      "Item of Equipment" means any item of equipment used or to be used in the manufacture of NAND flash memory integrated circuits at the Facility and which is or will be purchased by Lessor pursuant to the Operative Documents and described on Schedule I to the relevant Lease Supplement but only if included in the Initial Appraisal, together with any accessories, additions, improvements, modifications, Parts and replacements from time to time incorporated or installed in any such item of equipment which are or become property of Lessor pursuant to the terms of the Lease.

      "Investment Company Act" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

      "Lease" means the Master Lease Intended as Security FlashVision/SanDisk Tranche, dated as of December 27, 2000, between Lessor and Lessee, together with all Lease Supplements.

      "Lease Balance" means, as of any determination date, the sum of the outstanding amount of the Lease Supplement Balances.

      "Lease Extension" is defined in Section 14.18 of the Participation Agreement.

      "Lease Supplement" means a Lease Supplement substantially in the form of Exhibit A to the Lease, together with all attachments and schedules thereto, as any such Lease Supplement may be amended from time to time pursuant to the Operative Documents.

      "Lease Supplement Balance" means, with respect to any Lease Supplement as any date of determination, the sum of (i) the amount set forth in Section 7 of such Lease Supplement, less (ii) the amount of all Fixed Rent, Renewal Payments and Casualty Amounts paid by Lessee pursuant to such Lease Supplement and the Lease.

      "Lease Supplement Closing Date" means any Business Day on which an Advance is made under the Participation Agreement in accordance with Section 3.3 thereof, Lessor purchases any Equipment, a Lease Supplement in respect of such Equipment is executed and delivered in accordance with the Operative Documents and the conditions precedent set forth in Article VI of the Participation Agreement have been satisfied or waived in respect of such Lease Supplement.

      "Lease Supplement Closing Date Notice" is defined in Section 3.3 of the Participation Agreement.


                                 Appendix 1-20

      "Lease Supplement Equipment" means, with respect to any Lease Supplement, all Equipment listed on Attachment A to such Lease Supplement.

      "Lease Term" with respect to any Lease Supplement is defined in Section
3.1 of the Lease.

      "Lease Term Appraisal" means any appraisal required to be delivered pursuant to Section 11.4 of the Lease.

      "Lessee" means FlashVision, L.L.C., a Virginia limited liability company.

      "Lessee Articles" means the Articles of Organization of Lessee as filed with the State Corporation Commission of the Commonwealth of Virginia on May 16, 2000.

      "Lessee EBITDAR" means, with respect to Lessee and its Subsidiaries on a consolidated basis for any period for which a determination is made pursuant to the Operative Documents, the sum of the following:

            (a) The net income of Lessee and its Subsidiaries for such period;

                                      plus

            (b) The sum (to the extent deducted in calculating net income in clause (a) above) of (i) all Interest Expenses (net of all interest income of Lessee and its Subsidiaries during such period), (ii) all depreciation and amortization expenses, (iii) all rental expenses, and (iv) all tax expense based on or measured by income.

      "Lessor" means ABN AMRO in its capacity as lessor under the Operative Documents.

      "Lessor Lien" means Liens on or against any Equipment (a) which result from any act of, or any Claim against, Lessor or any Participant in any case unrelated to the Overall Transaction or (b) which result from any Tax owed by any such Person, except any Tax for which Lessee is obligated to indemnify.

      "Level I" means at any time that the Guarantor's Leverage Ratio at the end of the applicable Fiscal Quarter for the trailing four Fiscal Quarters then ended is less than 1.50 to 1.0.

      "Level II" means at any time that the Guarantor's Leverage Ratio at the end of the applicable Fiscal Quarter for the trailing four Fiscal Quarters then ended is greater than or equal to 1.50 to 1.0 but is less than 2.00 to 1.0.

      "Level III" means at any time that the Guarantor's Leverage Ratio at the end of the applicable Fiscal Quarter for the trailing four Fiscal Quarters then ended is greater than or equal to 2.00 to 1.0 but is less than 2.50 to 1.0.

      "Level IV" means at any time that the Guarantor's Leverage Ratio at the end of the applicable Fiscal Quarter for the trailing four Fiscal Quarters then ended is greater than or equal to 2.50 to 1.0 but is less than 2.75 to 1.0.


                                 Appendix 1-21

      "Level V" means at any time that the Guarantor's Leverage Ratio at the end of the applicable Fiscal Quarter for the trailing four Fiscal Quarters then ended is equal to or greater than 2.75 to 1.0.

      "Leverage Ratio" means as of any date of determination, for Guarantor and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated Total Debt as of such date to (ii) Guarantor EBITDAR for the four-Fiscal Quarter period then ended, in each case as set forth in the most recent Compliance Certificate delivered by the Guarantor pursuant to the Guarantee.

      "LIBO Rate" means for any LIBO Rate Period at any time, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of the LIBO Rate Period chosen by Lessee or otherwise in effect pursuant to Section 10.1 of the Participation Agreement, and having a maturity approximately equal to such LIBO Rate Period; or if no London interbank offered rate of such maturity then appears on Telerate Page 3750, then the rate equal to the London interbank offered rate for deposits in U.S. dollars maturing immediately before or immediately after such maturity, whichever is higher, as determined by Agent from Telerate Page 3750; or if Telerate Page 3750 is not available, the applicable LIBO Rate for the relevant LIBO Rate Period shall be the rate determined by Agent to be the arithmetic average of the rates at which ABN AMRO offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such LIBO Rate Period, in the approximate amount of the aggregate outstanding Lease Balance to which such LIBO Rate is to apply having a maturity approximately equal to such LIBO Rate Period.

      "LIBO Rate Funding" means, with respect to any Participation Interest, the portion of such Participation Interest which is accruing interest or yield by reference to the LIBO Rate (Reserve Adjusted).

      "LIBO Rate Period" means, with respect to any LIBO Rate Funding:

            (a) (i) initially the period commencing on the applicable Lease Supplement Closing Date, so long as three (3) Business Days prior written notice of such Lease Supplement Closing Date has been given in accordance with Section 3.3 of the Participation Agreement and ending one, two, three or six months thereafter, as selected by Lessee in the relevant Lease Supplement Closing Date Notice; or

                  (ii) with respect to any conversion of any portion of any Participation Interests into a LIBO Rate Funding from a Prime Rate Funding, the period commencing on the day on which such Prime Rate Funding is so converted pursuant to an irrevocable notice of conversion given to Agent by Lessee pursuant to Section 3.2(g) of the Participation Agreement and ending one, two, three or six months thereafter, as selected by Lessee in such notice of conversion; and

            (b) thereafter, each period commencing on the last day of the next preceding LIBO Rate Period applicable to such Participation Interests and ending one, two, three or six months thereafter, as selected by Lessee by irrevocable notice to Lessor and the Agent


                                 Appendix 1-22
      not less than three Business Days prior to the last day of the then current LIBO Rate Period with respect thereto;

provided that, the foregoing provisions relating to LIBO Rate Periods are subject to the following:

            (i) if any LIBO Rate Period would otherwise end on a day that is not a Business Day, such LIBO Rate Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBO Rate Period into another calendar month, in which event such LIBO Rate Period shall end on the immediately preceding Business Day;

            (ii) any LIBO Rate Period in respect of Participation Interests relating to any Lease Supplement that would otherwise extend beyond the Expiration Date in respect of such Lease Supplement shall end on such Expiration Date;

            (iii) any LIBO Rate Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBO Rate Period shall end on the last Business Day of such last calendar month of such LIBO Rate Period;

            (iv) Lessee shall select LIBO Rate Periods so as not to require a payment or prepayment of any Participation Interests during a LIBO Rate Period for such Participation Interests; and

            (v) if Lessee shall fail to specify the length of any LIBO Rate Period for any Participation Interests, such Participation Interests shall have a LIBO Rate Period of one month.

      Interest and yield computations in respect of LIBO Rate Fundings shall be made including the first day, but excluding the last day, occurring in each LIBO Rate Period.

      "LIBO Rate (Reserve Adjusted)" means, relative to any Advance for any LIBO Rate Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

                  LIBO RATE                         LIBO RATE
             (Reserve Adjusted)    =     --------------------------------
                                         1.00 - LIBOR Reserve Percentage


      The LIBO Rate (Reserve Adjusted) for any LIBO Rate Period will be determined by Agent, on the basis of the LIBOR Reserve Percentage in effect on, and the applicable LIBO Rate obtained by Agent, two Business Days before the first day of such LIBO Rate Period.

      "LIBOR Reserve Percentage" means, relative to any LIBO Rate Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to


                                 Appendix 1-23
assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such LIBO Rate Period.

      "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, declaration or servitude of any kind, including, without limitation, any irrevocable license, conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as the foregoing.

      "Management Committee" is defined in the Master Agreement.

      "Master Agreement" means that certain Master Agreement dated as of May 9, 2000 among Toshiba, SENA and Guarantor, together with all Schedules, Exhibits and Appendices thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by the Operative Documents.

      "Master Agreement Documents" means the Master Agreement, the Operating Agreement, the Lessee Articles, the Environmental Indemnity Agreement, the DSC Services Agreement and when effective, the Sublease, the Purchase and Supply Agreements, the DSC Foundry Agreement and any Affiliate Sublease, as any such document may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by the Operative Documents.

      "Master Agreement Event of Default" means a breach or default by any applicable Person under any of the Specified Master Agreement Document Provisions.

      "Material Adverse Effect" means any change or changes, effect or effects or condition or conditions that individually or in the aggregate are or would reasonably be expected to be materially adverse to (i) the business operations or financial condition of Lessee or of Guarantor and its Subsidiaries on a consolidated basis, (ii) the Overall Transaction, (iii) the ability of Lessee or Guarantor to perform their respective obligations under the Operative Documents,
(iv) the validity or enforceability of any of the Operative Documents, or (v) the useful life or Fair Market Value of the Equipment then subject to the Lease, on any date of determination.

      "Materials of Environmental Concern" shall mean and include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

      "Members" means the members of Lessee which, as of the Document Closing Date, are the Guarantor and SENA.

      "Membership Interest" means a Member's aggregate rights in Lessee, including such Member's right to a share of the profits and losses of Lessee, the right to receive distributions from Lessee and the right to vote and participate in the management of Lessee.

      "Modifications" is defined in Section 5.4 of the Lease.

      "Moody's" means Moody's Investors Service, Inc. or any successor agency thereto.


                                 Appendix 1-24

      "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

      "Non-Consenting Participant" means any Participant that has not consented to (a) any amendment or waiver requested pursuant to the Operative Documents, or
(b) any Lease Extension pursuant to Section 14.18 of the Participation
Agreement.

      "Non-Defaulting Participant" is defined in Section 3.4(b) of the Participation Agreement.

      "Obligations" means all obligations (monetary or otherwise) of Lessee arising under or in connection with any of the Operative Documents.

      "Operating Agreement" means the Operating Agreement dated as of May 9, 2000 between the Guarantor and SENA with respect to the formation and governance of Lessee, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by the Operative Documents.

      "Operating Committee" is defined in the Operating Agreement.

      "Operative Documents" means the following:

      (a)   the Participation Agreement;
      (b)   the Lease;
      (c)   the Lease Supplements;
      (d)   the Security Documents;
      (e)   the Bills of Sale;
      (f)   the Guarantee; and
      (g)   the Fee Letter.

      "Option Exercise Amount" means, as of any date of determination with respect to any Lease Supplement, the sum of the relevant Lease Supplement Balance plus all accrued but unpaid Rent thereon plus all other sums then due and payable with respect thereto under the Operative Documents by Lessee or any of its Affiliates.

      "Original Part" is defined in Section 5.4 of the Lease.

      "Overall Transaction" means all the transactions and activities referred to in or contemplated by the Operative Documents.

      "Overdue Rate" means the Prime Rate plus 2.0% per annum.

      "Part" means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature that may from time to time be incorporated or installed in or attached to any Item of Equipment.

      "Participant Balance" means (a) with respect to any Lease Supplement for each Participant, the sum of its Tranche A Participant Balance related thereto, its Tranche B Participant Balance related thereto and its Tranche C Participant Balance related thereto, and (b)


                                 Appendix 1-25
with respect to the Lease Balance for each Participant, the sum of its Tranche A Participant Balance, its Tranche B Participant Balance and its Tranche C Participant Balance.

      "Participants" means, collectively, the Tranche A Participants, the Tranche B Participants, and the Tranche C Participants.

      "Participation Agreement" means the Participation Agreement
(FlashVision/SanDisk Tranche), dated as of December 27, 2000, among Lessee, Agent, Lessor and the Participants.

      "Participation Interest" means, as to each Tranche A Participant and Tranche B Participant, a participation interest or, as to each Tranche C Participant, an equity interest, in the Advances Funded by it and the Lease and the right to receive its applicable portion of the following payments actually received by Lessor from or on behalf of Lessee with respect to any Lease Supplement or any other Operative Document, pursuant to the provisions of
Section 5.3 of the Participation Agreement: (i) Basic Rent, (ii) Supplemental Rent, (iii) Option Exercise Amount, (iv) Proceeds, (v) Residual Value Guarantee Amount, (vi) the Lease Balance or any Lease Supplement Balance, and (vii) other payments in respect of indemnities or pursuant to the Guarantee or the exercise of remedies under the Operative Documents, but excluding, however, (x) any Excepted Payments and (y) as to a particular Participant, any payments on account of any Advances and interest or yield thereon for which Lessor has not received payment from such Participant of such Participant's Commitment Percentage thereof.

      "Payment Date" means, with respect to the Base Term and each Renewal Term in respect of any Lease Supplement, (a) as to any Variable Rent accruing based on a LIBO Rate, the last day of each LIBO Rate Period therefor then in effect (or, if any such LIBO Rate Period is longer than three months, the three month calendar anniversary of the first day of such LIBO Rate Period and the last day of such LIBO Rate Period), (b) as to any other Variable Rent, the fifteenth
(15th) day of each month or if such fifteenth (15th) day is not a Business Day, the next succeeding Business Day, and (c) as to any Fixed Rent payable with respect thereto, each Business Day specified on Schedule A to the Lease as a "Payment Date" in respect of Fixed Rent thereon.

      "Payment Default" means an Event of Default contemplated by Section 8.1(a) of the Lease.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

      "Permitted Contest" means actions taken by a Person to contest in good faith, by appropriate proceedings initiated timely and diligently prosecuted, the legality, validity or applicability to any Equipment or other Collateral or any interest in any thereof of any Person of (a) any law, regulation, rule, judgment, order or other legal provision or judicial or administrative requirements; (b) any term or condition of, or any revocation or amendment of, or other proceeding relating to, any authorization or other consent, approval or other action by any Governmental Authority or any Governmental Action; (c) any manufacturer's guidelines or


                                 Appendix 1-26
standards or any Insurance Requirements, or (d) any Lien or Tax; provided that the initiation and prosecution of such contest would not: (i) result in, or increase the risk of the imposition of, any criminal liability on any Indemnitee; (ii) materially and adversely affect the security interests created by the Operative Documents or the right, title or interest of Agent, Lessor or any Participant in or to any of the Equipment or any Part thereof or other Collateral or the right of Agent, Lessor or any Participant to receive all or any portion of the Rent, Lease Balance, or any other amount payable under the Operative Documents; (iii) permit, or pose a material risk of, the sale or forfeiture of, or foreclosure on, any Equipment or any Part thereof or other Collateral; or (iv) materially and adversely affect the fair market value, utility or remaining useful life of any Equipment or other Collateral or any interest therein or the continued economic operation thereof; and provided further that in any event adequate reserves in accordance with GAAP are maintained against any adverse determination of such contest.

      "Permitted Liens" means (a) any rights in favor of Agent, Lessor and/or the Participants pursuant to the Lease and the other Operative Documents; (b) materialmen's, mechanics', workers', artisan's, repairmen's, employees' or other like Liens securing payment of the price of goods or services (but excluding any Installation Expenses) rendered in the ordinary course of business for amounts the payment of which is not overdue or is being contested pursuant to a Permitted Contest; (c) any Lessor Lien; (d) Liens for current Taxes which are not delinquent or the validity of which is being contested pursuant to a Permitted Contest; (e) Liens of any of the types referred to in clause (b) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements reasonably satisfactory to Lessor have been made), which bonding (or arrangements) shall comply with applicable Requirements of Law, and has effectively stayed any execution or enforcement of such Liens;
(f) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest set forth in Section
5.7 of the Lease; (g) Liens attaching to property or assets (other than the Equipment or other Collateral) and created with the consent of the Required Participants; (h) Liens (other than Liens created or imposed under ERISA or Liens on or in any way affecting the Equipment) incurred or deposits made by Lessee in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (i) the respective rights and interests of the parties under the Sublease or any Affiliate Sublease; provided (i) such rights and interests under such Sublease or Affiliate Sublease remain at all times subject and subordinate to the rights of Agent and the Participants and the Liens granted to Lessor and/or Agent under the Operative Documents and (ii) such Sublease or Affiliate Sublease shall not create, grant or provide for any Lien against any Equipment; and (j) Liens in favor of manufacturers of equipment that is to become Equipment but only so long as such Liens terminate on or prior to such equipment being purchased by Lessor pursuant to the Participation Agreement, other than with respect to the Equipment subject to the final Lease Supplement for which a Holdback Amount has been established; provided that such Liens terminate upon release of the Holdback Amount.


                                 Appendix 1-27

      "Permitted Modification" is defined in Section 5.4 of the Lease.

      "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity.

      "Prime Rate" means, on any date on which the Prime Rate is used with respect to any Variable Rent, a fluctuating rate of interest per annum equal to the greater of (i) the rate of interest most recently announced by ABN AMRO as its prime rate and (ii) the Federal Funds Effective Rate most recently determined by Agent, plus 50 basis points per annum. If the Federal Funds Effective Rate or the rate of interest announced by ABN AMRO as its prime rate, as applicable, changes from time to time after the Document Closing Date, the Prime Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to Lessee or Lessor, as of the effective time of each change.

      "Prime Rate Funding" means, with respect to any Participation Interest, the portion of such Participation Interest which is accruing interest or yield by reference to the Prime Rate.

      "Proceeds" means all amounts received by Agent or Lessor in connection with any Casualty or any sale of the Equipment pursuant to Lessor's exercise of remedies under Section 8.2 of the Lease or Lessee's exercise of the Sale Option under Section 11.1(c) of the Lease, and all interest earned thereon, less, solely in the case of a sale pursuant to Section 8.2 of the Lease, the reasonable expense of claiming and collecting such amounts, including all reasonable costs and expenses in connection therewith for which Agent, Lessor or any Participant is entitled to be reimbursed pursuant to the Lease.

      "Purchase and Supply Agreements" means each Purchase and Supply Agreement to be entered into between Lessee and each of SENA and SanDisk, respectively, and referred to in Section 8.1(w) of the Participation Agreement.

      "Purchase Option" is defined in Section 11.1(b) of the Lease.

      "Purchase Price" for any Equipment means an amount equal to the lesser of
(a) the purchase price paid by Lessee to the manufacturer or vendor of such Equipment pursuant to the applicable Acquisition Agreement, including any other amounts payable to the manufacturer or vendor of such Equipment and referred to in the invoice for such Equipment, to the extent included in the applicable Appraisal referred to in clause (b) below, and (b) the Fair Market Value of such Equipment as of the Lease Supplement Closing Date therefor indicated in (i) the Initial Appraisal, or (ii) in the case of any Equipment acquired by Lessor as of any Lease Supplement Closing Date occurring after the first anniversary of the Document Closing Date, the most recent Annual Appraisal delivered as of such Lease Supplement Closing Date, provided that in the event a Supplemental Appraisal of any Equipment is required to be delivered pursuant to Section 6.2(b) of the Participation Agreement, the Fair Market Value of such Equipment shall be as indicated in such Supplemental Appraisal.

      "Regulated Activity" shall mean the use, Release, generation, treatment, storage, recycling, transportation or disposal of Hazardous Substance to the extent such activities are regulated by any Governmental Authority.


                                 Appendix 1-28

      "Regulation T, U, or X" means Regulation T, U or X, respectively, of the F.R.S. Board as from time to time in effect and any successor to all or a portion thereof.

      "Related Agreements" shall mean all agreements or contracts now or hereafter necessary for the use, operation or maintenance of any Equipment or otherwise relating to any Equipment, including each Acquisition Agreement, but excluding the Master Agreement Documents.

      "Related Goods" shall mean (a) all operation manuals, service manuals, maintenance manuals and other materials regarding the operation, service or maintenance of the Equipment provided by the vendors or manufacturers of the Equipment or others and (b) all books and records relating to the Equipment in any and all tangible forms, except to the extent the same constitutes confidential business information or processes of Lessee.

      "Related Intangibles" shall mean all general intangibles now or hereafter necessary for the use, operation or maintenance of any Equipment or otherwise relating to any Equipment, including all records, files, insurance policies, guarantees and warranties relating to such Equipment, and all computer software and intellectual property, guaranties and warranties and documents relating to such Equipment to the extent provided by the manufacturer or vendor of the Equipment, except to the extent the same constitutes proprietary business information or processes of Lessee, in each case to the extent assignable.

      "Related Permits" shall mean all licenses, authorizations, certificates, consents, approvals and other permits, now or hereafter necessary for the use, operation or maintenance of the Equipment or otherwise relating to the Equipment.

      "Related Property" means, with respect to any Lease Supplement, all Related Agreements, Related Goods, Related Intangibles and Related Permits applicable thereto.

      "Release" means the release, deposit, disposal or leak of any Hazardous Substance into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

      "Removable Part" is defined in Section 5.4 of the Lease.

      "Renewal Payment" means, with respect to any Lease Supplement, the payment required to be made pursuant to Section 4.1(b) of the Lease on the last day of the relevant Base Term or Renewal Term, as applicable, which payment shall be applied to reduce the applicable outstanding Lease Supplement Balance as of such date (after applying any Fixed Rent or Casualty Amount payable or to be paid on such date with respect to such Lease Supplement) to an amount not in excess of the aggregate Fair Market Value of the relevant Lease Supplement Equipment as of such date, but in each case only to the extent, if any, that such Lease Supplement Balance exceeds the Fair Market Value of such Equipment.

      "Renewal Option" is defined in Section 11.1(a) of the Lease.

      "Renewal Term" is defined in Section 11.1(a) of the Lease.


                                 Appendix 1-29

      "Rent" means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

      "Replaced Equipment" is defined in Section 6.4 of the Lease.

      "Replacement Notice" is defined in Section 6.4 of the Lease.

      "Replacement Participant" is defined in Section 10.1(b) of the Participation Agreement.

      "Replacement Equipment" means (x) a new Item of Equipment of identical manufacture and model as the Item of Equipment comprising the Replaced Equipment or (y) an Item of Equipment which shall have a utility, Fair Market Value, and an economic useful life at least equal to that of the Replaced Equipment immediately prior to such substitution assuming the Replaced Equipment was in the condition and repair required to be maintained by the terms of the Lease, and Lessee shall have provided to Agent and Lessor at Lessee's expense, an appraisal satisfactory to Agent and Lessor with respect to the determination of such utility, Fair Market Value and economic useful life or (z) such Replacement Equipment as shall otherwise be acceptable to each of the Participants in its respective sole and absolute discretion.

      "Required Alteration" is defined in Section 5.4 of the Lease.

      "Required Participants" means, as of any date of the determination, Participants the Commitment Percentages of which aggregate at least 51% of the aggregate Commitment Percentages of all Participants.

      "Requirements of Law" means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions, affecting the Equipment or other Collateral, or the demolition, manufacture, installation, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Equipment or other Collateral or in any way limit the use and enjoyment thereof and any that may relate to environmental requirements (including all Environmental Laws), and all permits, licenses, authorizations and regulations relating thereto.

      "Residual Value Guarantee Amount" means, with respect to any Lease Supplement as of any date of determination, an amount equal to the percentage, as specified in Schedule B to the Lease in respect of the Base Term or Renewal Term then in effect, with respect to such Lease Supplement of the applicable Lease Supplement Balance as of the first day of the Base Term or Renewal Term then in effect with respect to such Lease Supplement, less Fixed Rent and Casualty Amounts applied to the Tranche A Participant Balance paid by Lessee in respect thereof or any other amount paid in reduction of the applicable Lease Supplement Balance and applied to the Tranche A Participant Balance during the Base Term or Renewal Term then in effect, but in no event less than the aggregate outstanding Participation Interests of the Tranche A Participants in respect of such Lease Supplement on the applicable Expiration Date.

      "Responsible Officer" means (i) in the case of Lessee, the President, the Chief Executive Officer or Executive Vice President, and (ii) in the case of Guarantor, the Chief Financial Officer.


                                 Appendix 1-30

      "Responsible Officer's Certificate" means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

      "Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any Membership Interests of Lessee now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving Lessee), or to the Members, in their capacity as such, in respect of any Membership Interests of Lessee, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Membership Interests of Lessee, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Membership Interests of Lessee now or hereafter outstanding.

      "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor agency thereto.

      "Sale Option" is defined in Section 11.1(c) of the Lease.

      "Scheduled Lease Supplement Closing Date" is defined in Section 3.4 of the Participation Agreement.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

      "Security Agreement " means that certain Security Agreement to be entered into as of the initial Lease Supplement Closing Date between Lessor and Agent, for the benefit of the Participants.

      "Security Documents" means the Security Agreement, the Collateral Assignment and all UCC financing statements executed, delivered and filed or required to be executed, delivered and filed pursuant to the Operative Documents.

      "SENA" means Semiconductor North America, Inc. a Delaware corporation and a wholly-owned Subsidiary of Toshiba.

      "Specified Master Agreement Document Provisions" means the provisions of the Master Agreement Documents specified on Schedule 8.1(s) to the Participation Agreement, as amended from time to time in accordance with Section 8.1(w) of the Participation Agreement.

      "Sublease" means that certain Master Lease Agreement (FlashVision/SanDisk Tranche) to be entered into on or prior to the initial Lease Supplement Closing Date between Lessee, as lessor, and DSC, as lessee, relating to the Equipment.

      "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of


                                 Appendix 1-31
the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

      "Sub-Participant" is defined in Section 11.2 of the Participation
Agreement.

      "Supplemental Appraisal" means any update (which update shall be a desktop appraisal) of the Initial Appraisal or then most recent Annual Appraisal, as applicable, from an Appraiser received pursuant to Section 6.2(b) of the Participation Agreement on a Lease Supplement Closing Date, setting forth as of such date the Fair Market Value of each Item of Equipment then required to be appraised pursuant to said Section 6.2(b) of the Participation Agreement, any of which appraisal updates shall be in form and substance reasonably satisfactory to Agent and the Required Participants and shall use appraisal methods consistent with the methods used in the Initial Appraisal. Each such appraisal shall be prepared at the sole cost and expense of Lessee.

      "Supplemental Rent" means any and all amounts, liabilities and obligations other than Basic Rent which Lessee assumes or agrees or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to Agent, Lessor, any Participant or any other Person, including without limitation, Fees, Break Costs, any Residual Value Guarantee Amount, any Lease Balance, any Lease Supplement Balance, any Renewal Payment and any Additional Costs.

      "Synthetic Lease" means a lease intended to qualify as an operating lease under Financial Accounting Standards Board Statement No. 13 where the lessee retains beneficial ownership of the leased property for federal income tax purposes.

      "Taxes" is defined in the definition of Impositions.

      "Toshiba" means Toshiba Corporation, a Japanese corporation.

      "Toshiba Lease" means the Master Lease Intended as Security between ABN AMRO, in its capacity as lessor, and Lessee relating to the FlashVision/Toshiba Tranche Operative Documents.

      "Tranche" with respect to the Participation Interests means the Tranche A Participation Interests, the Tranche B Participation Interests or the Tranche C Equity Interests.

      "Tranche A Participant" means a Person named as a Tranche A Participant on
Schedule I to the Participation Agreement.

      "Tranche A Participant Balance" means (a) with respect to any Lease Supplement Balance for each Tranche A Participant as of any date of determination an amount equal to such Participant's Tranche A Participation Interest as of such date in the outstanding amount of the Advance made in respect of such Lease Supplement, and (b) with respect to the Lease Balance means for each Tranche A Participant as of any date of determination an amount equal to the sum of such Participant's Tranche A Participation Interest as of such date in all outstanding Advances.


                                 Appendix 1-32

      "Tranche A Participation Interest" means, as to each Tranche A Participant as of any date of determination and with respect to any Lease Supplement, such Tranche A Participant's Tranche A Participation Interest Commitment Percentage multiplied by the outstanding amount of the Advance with respect to such Lease Supplement as to which such Participant has Funded its Tranche A Participation Interest Commitment Percentage under Article III of the Participation Agreement.

      "Tranche A Participation Interest Commitment" is defined in Section 3.2(a) of the Participation Agreement.

      "Tranche A Participation Interest Commitment Percentage" means with respect to each Tranche A Participant and each Lease Supplement, the percentage of the Aggregate Commitment Amount set forth after such Participant's Tranche A Participation Interest Commitment in Schedule I to the Participation Agreement.

      "Tranche B Participant" means a Person named as a Tranche B Participant on
Schedule I to the Participation Agreement.

      "Tranche B Participant Balance" means (a) with respect to any Lease Supplement Balance for each Tranche B Participant as of any date of determination an amount equal to the sum of such Participant's Tranche B Participation Interest as of such date in the outstanding amount of the Advance made in respect of such Lease Supplement, and (b) with respect to the Lease Balance means for each Tranche B Participant as of any date of determination an amount equal to the sum of such Participant's Tranche B Participation Interest as of such date in all outstanding Advances.

      "Tranche B Participation Interest" means, as to each Tranche B Participant as of any date of determination and with respect to any Lease Supplement, such Tranche B Participant's Tranche A Participation Interest Commitment Percentage in respect of such Lease Supplement multiplied by the outstanding amount of the Advance with respect to such Lease Supplement as to which such Participant has funded its Tranche B Participation Interest Commitment Percentage under Article III of the Participation Agreement.

      "Tranche B Participation Interest Commitment" is defined in Section 3.2(a) of the Participation Agreement.

      "Tranche B Participation Interest Commitment Percentage" means with respect to each Tranche B Participant and each Lease Supplement, the percentage of the Aggregate Commitment Amount set forth after such Participant's Tranche B Participation Interest Commitment in Schedule I to the Participation Agreement.

      "Tranche C Equity Interest" means, as to each Tranche C Participant as of any date of determination and with respect to any Lease Supplement, such Tranche C Participant's Tranche C Equity Interest Commitment Percentage multiplied by the outstanding amount of the Advance with respect to such Lease Supplement as to which such Participant has funded its Tranche C Equity Interest Commitment Percentage under Article III of the Participation Agreement.


                                 Appendix 1-33

      "Tranche C Equity Interest Commitment" is defined in Section 3.2(a) of the Participation Agreement.

      "Tranche C Equity Interest Commitment Percentage" means with respect to each Tranche C Participant and each Lease Supplement, the percentage of the Aggregate Commitment Amount set forth after such Participant's Tranche C Equity Interest Commitment in Schedule I to the Participation Agreement.

      "Tranche C Participant" means the Person named as a Tranche C Participant on Schedule I to the Participation Agreement.

      "Tranche C Participant Balance" means (a) with respect to any Lease Supplement Balance for each Tranche C Participant as of any date of determination an amount equal to the sum of such Participant's Tranche C Equity Interest as of such date in the outstanding amount of the Advance made in respect of such Lease Supplement, and (b) with respect to the Lease Balance means for each Tranche C Participant as of any date of determination an amount equal to the sum of such Participant's Tranche C Equity Interest as of such date in all outstanding Advances.

      "Transaction Expenses" means all reasonable costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:

            (a) the reasonable fees and expenses of McGuireWoods LLP, special counsel to Agent and Lessor and document counsel to the Participants (it being understood that Lessee will not be obligated to pay legal fees and expenses for any additional counsel for any Participant except as otherwise provided in Section 14.15(c) of the Participation Agreement);

            (b) the initial and ongoing fees and reasonable expenses of Agent and Lessor;

            (c) all applicable appraisal fees and reasonable expenses;

            (d) search fees, recording fees and filing fees incurred in connection with Lien searches and the filing of UCC financing statements;

            (e) any other reasonable out-of-pocket expenses of any party to the Operative Documents incurred in connection with the consummation of the Overall Transaction on the Document Closing Date; and

            (f) the reasonable fees and expenses of Mayer, Brown & Platt, special counsel to Lessee and Guarantor.

      "Transferee" is defined in Section 11.3(a) of the Participation Agreement.

      "Type" means, with respect to any Funding as of any date of determination, its nature as a LIBO Rate Funding or a Prime Rate Funding as of such date.


                                 Appendix 1-34

      "Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

      "Variable Rent" means with respect to each Interest Period occurring during the Base Term and any Renewal Term with respect to any Lease Supplement, an amount equal to the interest and yield accrued on the Participation Interests made in respect of such Lease Supplement outstanding during such period at the applicable per annum rate determined in accordance with Section 3.2(b) of the Participation Agreement.

                                 Appendix 1-35